Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Marsha Akin
Investor Relations (630) 773-3800 www.ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES

REGULAR FOURTH QUARTER DIVIDEND

AND TWO BOARD APPOINTMENTS

Itasca, IL, October 19, 2006 — Arthur J. Gallagher & Co. today declared a regular quarterly cash dividend of thirty cents ($.30) per share on the Common Stock of the Company, payable on January 15, 2007 to Shareholders of Record as of December 29, 2006.

Under separate action, the Board of Directors unanimously appointed J. Patrick Gallagher, Jr. as Chairman of the Board effective immediately. He will also continue as the company’s President and Chief Executive Officer. He succeeds Robert E. Gallagher who served as Chairman for 11 years until his death in late August 2006. Under Patrick’s leadership, Arthur J. Gallagher & Co. has grown from $350 million in revenues in 1994 to $1.5 billion in 2005.

The Board also announced that it has elected William L. Bax to serve on the company’s Board of Directors. Mr. Bax retired in 2003 as Chicago Area Managing Partner of PricewaterhouseCoopers. He is a Director of Andrew Corporation and of Northern Funds/Northern Institutional Funds as well as a Director/Trustee of Children’s Memorial Hospital, DePaul University and Chicago’s Big Shoulders Fund. Mr. Bax is a 1966 graduate of DePaul University with a BS in Commerce.

Mr. J. Patrick Gallagher, Jr., Chairman, President and CEO, said, “We are extremely pleased to welcome Bill to our Board. With over three decades of business, financial and human capital leadership experience at one of the world’s finest professional services firms, he will be an excellent addition to our team. Our Board and executive management team look forward to working with Bill as we continue to build the company.”

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in seven countries and does business in 120 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

# # #